As filed with the Securities and Exchange Commission on October 12, 2005

Registration Statement No. 333–128310

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1009366
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Immunomedics, Inc. 300 American Road Morris Plains, New Jersey 07950 Tel: (973) 605-8200 Fax: (973) 605-8282	Cynthia L. Sullivan, President and Chief Executive Officer 300 American Road Morris Plains, New Jersey 07950 Tel: (973) 605-8200 Fax: (973) 605-8282
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Andrew P. Gilbert, Esq.

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

(609) 919-6600

(Approximate date of commencement of proposed sale to the public)

From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(1)		Proposed maximum aggregate offering price(1)		Amount of registration fee
5% Senior Convertible Notes due May 1, 2008 (“5% Notes”)	$37,675,000		100%		$37,675,000		$4,435
Common Stock Purchase Warrants (“Warrants”)	2,878,144		$2.98	(2)	$8,576,869	(2)	$1,010
Common Stock, par value $0.01 per share	17,257,915	(3)	N/A		N/A		(4)
Common Stock, par value $0.01 per share	2,940,630	(5)	$1.88	(6)	$5,528,384	(6)	651
Totals	20,198,545				$51,780,253		$6,096	(7)

(1)	The 5% Notes, Warrants and common stock registered hereunder are for resale by the selling securities holders named in the prospectus.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act.
(3)	Represents the number of shares of common stock that are currently issuable upon (i) conversion of the 5% Notes, based on the initial conversion price of $2.62 per share and (ii) exercise of the Warrants (Warrants to purchase approximately 76.394 shares of common stock, initially exercisable at $2.98 per share of common stock, were issued for each $1,000 principal amount of 5% Notes purchased). In accordance with Rules 416(a) and 416(b) under the Securities Act of 1933, as amended (“Securities Act”), the registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold (a) to prevent dilution to the 5% Notes and Warrants as described in the attached prospectus and (b) dividends on the shares of common stock underlying the 5% Notes and Warrants. The maximum selling price for the securities will be determined from time to time in connection with the resale by the selling securities holders of the securities registered under this registration statement.
(4)	No additional consideration will be received for the common stock, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.
(5)	Represents 2,940,630 shares of common stock which may be issued and paid in lieu of cash, at the Company’s option, as interest on the 5% Notes.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the high and low sales price of the registrant’s Common Stock as reported on the on the NASDAQ National Market on October 6, 2005.
(7)	A filing fee of $5,445 was previously paid in connection with the initial filing of this Registration Statement on Form S-3 (file No. 333-128310), which was filed by the Company on September 14, 2005. The Company submits the remaining fee herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-The information contained in this prospectus is not complete and may be changed. The Selling Securities Holders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Selling Securities Holders are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 12, 2005

PROSPECTUS

IMMUNOMEDICS, INC.

[LOGO]

$37,675,000 PRINCIPAL AMOUNT of 5% SENIOR CONVERTIBLE NOTES DUE MAY 1, 2008

WARRANTS TO PURCHASE 2,878,144 SHARES OF COMMON STOCK

AND

20,198,545 SHARES OF COMMON STOCK

ISSUABLE UPON CONVERSION OF THE NOTES AND EXERCISE OF THE WARRANTS

This prospectus covers resales by selling securities holders (the “Selling Securities Holders”) of (1) our 5% senior convertible notes due May 1, 2008 (“5% Notes”), (2) related common stock purchase warrants (“Warrants”) and (3) shares of our common stock into which the 5% Notes are convertible and the Warrants are exercisable. The Selling Securities Holders listed herein may from time to time offer and sell (i) an aggregate of up to $37,675,000 principal amount of our 5% Notes, (ii) Warrants to purchase up to 2,878,144 shares of our common stock and (iii) up to 17,257,915 shares of our common stock issuable upon conversion of the 5% Notes and exercise of the Warrants and up to 2,940,630 shares of common stock which may be issued and paid in lieu of cash, at the Company’s option, as interest on the 5% Notes (the 20,198,545 shares of common stock, collectively with the 5% Notes and Warrants, the “Securities”). The Securities may be sold by Selling Securities Holders in transactions occurring either on or off the NASDAQ National Market System (“NASDAQ NMS”), at prevailing market prices or at negotiated prices. Our common stock is subject to potential delisting from the NASDAQ NMS. Please see “Risk Factors” beginning on page 9 for more information. Sales may be made through brokers or through dealers who are expected to receive customary commissions or discounts. We will receive no proceeds from the sale of Securities sold by Selling Securities Holders under this prospectus. The 5% Notes and Warrants were issued by us in a private placement completed on April 29, 2005.

Our common stock is traded on the NASDAQ NMS under the symbol “IMMU”. The last reported sale of our common stock on the NASDAQ NMS on October 6, 2005 was $1.85. Prior to this offering, the 5% Notes have been eligible for trading on the PORTAL Market of the NASDAQ Stock Market. We do not intend to list the 5% Notes for trading on any national securities exchange or on the NASDAQ NMS. Our principal offices are located at 300 American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SECURITIES OFFERED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October     , 2005

References in this prospectus to “our company,” “we,” “us” or “our” are to Immunomedics, Inc. and our consolidated subsidiaries. Immunomedics, LeukoScan, CEA-Scan, CEA-Cide, LymphoCide, AFP-Cide, ProstaCide and LeukoCide are trademarks or trade names of our company. PentaCEA is a trademark of our majority-owned subsidiary, IBC Pharmaceuticals, Inc. This prospectus may also contain trademarks, trade names and service marks of other companies that are the property of their respective owners.

SUMMARY

This summary highlights information about Immunomedics, Inc. and the securities registered hereby. Because this is a summary, it may not contain all the information you should consider before investing in the offered securities. You should read this entire prospectus carefully, including the risk factors listed in the “Risk Factors” section beginning on page 9 and under the caption “Factors That May Affect Our Business and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2005.

Immunomedics, Inc.

Immunomedics, Inc. (the “Company,” “we,” “our,” or “us”) is a biopharmaceutical company focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled, or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two pivotal Phase III trials for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus therapy has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 90 issued patents in the United States and more than 250 other issued patents worldwide, is essential to protecting our product candidates and technologies.

We have transitioned our focus away from the development of diagnostic imaging products in order to accelerate the development of our therapeutic product candidates. Consistent with our de-emphasis on our diagnostic business, in the near future the Company will no longer commercialize CEA-Scan. LeukoScan will continue to be manufactured and commercialized by the Company in territories where regulatory approvals have been granted. Furthermore, as of June 30, 2005, research and development into diagnostic product candidates was no longer a material portion of our business.

We have filed a Registration Statement with the Securities and Exchange Commission (the “SEC”) pursuant to which we are registering on behalf of the Selling Securities Holders listed herein (1) $37.675 million principal amount of our 5% Senior Convertible Notes due May 1, 2008 (“5% Notes”), (2) related common stock purchase warrants to purchase 2,878,144 shares of our common stock (“Warrants”), (3) an aggregate of 17,257,915 shares of common stock into which the 5% Notes are convertible and the Warrants are exercisable, (4) up to 2,940,630 shares of common stock which may be issued and paid in lieu of cash, at the Company’s option, as interest on the 5% Notes and (5) an indeterminate number of shares of common stock that we may issue to the Selling Securities Holders (x) as dividends on the shares of common stock underlying the 5% Notes and Warrants, and (y) to prevent dilution to the 5% Notes and Warrants pursuant to the terms of the Indenture (“Indenture”) under which the 5% Notes were issued and the Warrant Agreement (“Warrant Agreement”) under which the Warrants were issued (the common stock described in (3), (4) and (5) above, collectively with the 5% Notes and Warrants, the “Securities”).

Except as described under the caption “Use of Proceeds”, we will not receive any of the proceeds from sales of the Securities offered hereby.

On April 29, 2005, qualified institutional buyers and institutional accredited investors purchased from us $37,675,000 million principal amount of our 5% Senior Convertible Notes due May 1, 2008 (“5% Notes”) and related common stock purchase warrants to acquire 2,878,144 shares of common stock (“Warrants”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). For each $1,000 principal amount of 5% Notes purchased, the purchaser received a Warrant to purchase approximately 76.394 shares of common stock. The Warrants are detachable from the 5% Notes and may be traded separately subject to certain restrictions on transfer. The Warrants became exercisable on August 29, 2005 and expire on April 29, 2008. The initial exercise price of the Warrants is $2.98 per share of common stock purchased, subject to specified adjustments. Each purchaser of 5% Notes was also granted an option through August 29, 2005, to purchase up to an amount equal to 20% of the principal amount of 5% Notes and Warrants purchased by such purchaser on April 29, 2005 (“Option”) at the initial offering price plus accrued interest on the 5% Notes. All of the options expired on August 29, 2005.

THE NOTES

Maturity Date	The 5% Notes mature on May 1, 2008.

Interest	We will pay interest at 5% per annum on the principal amount of the 5% Notes from April 28, 2005, payable semi-annually in arrears on May 1 and November 1 of each year, beginning November 1, 2005.

At our election we may pay the interest, in (1) cash, (2) shares of our common stock or (3) a combination thereof. In the event that we elect to make interest payments in shares of our common stock, the stock will be valued at 95% of the daily volume weighted average price of the common stock for the three trading-day period ending on the trading day immediately prior to the interest payment date.

Conversion

Holders may convert the 5% Notes into shares of our common stock at any time prior to maturity, subject to the “blocker” provision described below, at a conversion rate of approximately 381.68 shares per $1,000 principal amount of 5% Notes (representing a conversion price of approximately $2.62), subject to adjustment, prior to the close of business on the maturity date.

We may cause the holders of the 5% Notes to convert their 5% Notes, in whole or in part, into shares of our common stock, subject to the “blocker” provision and an effective registration statement (as described below), at any time on or prior to the trading day immediately preceding the maturity date of the 5% Notes if the market price of our common stock for at least 20 trading days in any consecutive 30 trading-day period, including on such 30th trading day, exceeds 150% of the conversion price in effect on that 30th trading day.

Conversion of the 5% Notes into common stock is subject to the following “blocker” provision: we shall not effect any conversion of a 5% Note held by a holder, and no holder shall have the right to convert any portion of any such 5% Note, to the extent that after giving effect to such conversion, such holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock of the company outstanding immediately after giving effect to such conversion. By written notice in accordance with the terms of the Indenture, any holder may increase or decrease the conversion limitation applicable to such holder to any percentage specified in such notice; provided, that any increase will not be effective until the 61st day after such notice is delivered to us.

The holders of 5% Notes who convert their 5% Notes will also be entitled to receive on the date of conversion a payment equal to the amount of accrued and unpaid interest (based on the initial interest rate borne by the 5% Notes), less interest actually paid or provided for, up to and including such date of conversion, on such converted

5% Notes measured from the closing date to and including the maturity date of the 5% Notes, known as the “interest make-whole premium”.

At our election we may pay the interest, including the interest make-whole premium, in (1) cash, (2) shares of our common stock or (3) a combination thereof; provided that, (A) if the conversion is at the holder’s election, the stock paid in exchange for interest shall be valued at the greater of: (i) the current stock price at the closing date and (ii) 95% of the daily volume weighted average price of our common stock for the three trading-day period beginning on and including the trading day prior to the conversion date, to and including the trading day following the conversion date and (B) if the conversion is at our election, the stock paid in exchange for interest shall be valued at the greater of: (i) 150% of the conversion price and (ii) 95% of the daily volume weighted average price of our common stock for the three trading day period beginning on and including the trading day prior to the conversion date, to and including the trading day following the conversion date.

Pre-Emptive Right

If we propose to issue additional securities in the future (other than under the Option described above and in certain other circumstances) for a price per share less than the conversion price at that time, we shall give the holders at least ten (10) days’ prior notice detailing the proposed issuance. Each holder shall have the right, exercisable within five days, to subscribe for an amount of securities equal to such holder’s pro rata percentage of the securities issued at the price per security set forth in the notice and on terms not materially less beneficial to the purchaser than those set forth in the notice, as specified in the purchase agreement for the securities.

Designated Event

If a Designated Event (defined below) occurs prior to maturity, each holder may require us to redeem all or part of its 5% Notes at a redemption price in cash equal to 100% of the principal amount plus any accrued and unpaid interest to, but excluding, the Designated Event purchase date.

“Designated Events” include (1) the acquisition by any person of beneficial ownership of our capital stock entitling that person to exercise 50% or more of the total voting power entitled to vote, (2) the filing with the SEC by one or more persons of a Statement on Schedule TO or a Statement on Schedule 13D (or any successor schedules thereto) stating that they have become and actually are beneficial owners of our voting stock representing more than 80% of the voting power of entitled to vote, (3) the first day on which two thirds of the members of our board of directors or directors designated for nomination solely by the continuing directors are not continuing directors and (4) the consolidation or merger, subject to certain exceptions, of us with or into any other person or disposition of all or substantially all of our properties and assets to another person.

Ranking

The 5% Notes are our senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior debt and senior in right of payment to all of our existing and future subordinated debt. The 5% Notes are effectively subordinated to any existing and future secured debt to the extent of the value of the collateral securing such debt. As of the date of this prospectus, the 5% Notes are subordinated (i) to approximately $3.8 million of our debt to the New Jersey Economic Development Authority, (ii) to the extent of the assets securing indebtedness and (iii) to current and future claims of all creditors of our subsidiaries, including trade payables of our subsidiaries and holders of their preferred stock. The Indenture does not restrict our ability to incur senior debt or any other indebtedness in the future.

No Financial Covenants

Neither we nor any of our subsidiaries are subject to any financial covenants under the Indenture. In addition, neither we nor any of our subsidiaries are restricted under the Indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

Events of Default

If an Event of Default (defined below) on the 5% Notes occurs, the principal amount of the 5% Notes plus accrued and unpaid interest and additional interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the Indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Events of Default include: (a) failure to pay the principal amount when due, (b) failure to pay accrued interest when due, and such default shall continue for a period of 30 days, (c) failure to convert any portion of the 5% Notes to common stock following the proper exercise by a holder of the right to convert and (d) failure to purchase any 5% Note, or any portion thereof, upon proper exercise.

Registration Rights

We agreed, pursuant to the terms of a registration rights agreement dated as of April 29, 2005, among us and each of the purchasers of the 5% Notes and Warrants (“Registration Rights Agreement”), to file by August 29, 2005, a shelf registration statement with respect to the resale of (i) the 5% Notes, (ii) the Warrants and (iii) the common stock issuable upon conversion of the 5% Notes and exercise of the Warrants, including the securities issuable upon exercise of the Option. Pursuant to the terms of the registration rights agreement, we are subject to additional interest at a rate of 0.5% on the principal amount of the 5% Notes for the period beginning August 29, 2005 and ending on the date of filing the shelf registration statement. We also agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective by October 26, 2005 and to keep the registration statement effective, subject to certain exceptions, until all registrable securities, as defined, are sold. If we fail in any of those respects, we will be required to pay additional interest, above the then applicable interest rate on the 5% Notes, beginning at a rate of 0.5% per annum and increasing by a further 50 basis points every 90 days, to a maximum rate of 2.0% per annum above the applicable interest rate.

Share Increase

On April 29, 2005, the closing date of the private placement of the 5% Notes and Warrants, we had under our certificate of incorporation approximately 7.3 million shares of authorized and unissued common stock available for conversion and exercise into common stock, respectively, of the 5% Notes and Warrants, which amount was insufficient to allow conversion and exercise of all of the 5% Notes and Warrants, including the securities issuable upon exercise of the Option. We had agreed with the holders of the 5% Notes to obtain by not later than August 29, 2005, the approval of our stockholders to increase our authorized and unissued shares of common stock by not less than 5.5 million shares (the “Share Increase”) or be subject to the interest rate increases and put rights described below. We also sought approval from our stockholders, at the same meeting under a separate vote in connection with our efforts to keep our common stock listed on the NASDAQ NMS, to allow conversion of the 5% Notes and exercise of the Warrants, including the securities issuable upon exercise of the Option, into common stock. Until the approval and effectiveness of the Share Increase, which occurred on August 19, 2005, the holders of Notes were restricted to converting their 5% Notes on a first-come, first-served basis up to a maximum of 7.3 million shares.

If we had not effected the Share Increase by August 29, 2005, additional interest on the 5% Notes would have accrued at an annual rate of 1.0%, increasing by a further 100 basis points per annum on each monthly anniversary of August 29, 2005, up to a maximum aggregate interest rate of 15% per annum; provided that once the Share Increase was effected, the additional interest would cease to accrue. If we had not effected the Share Increase by January 15, 2007, then the holders would have had the right to “put” their 5% Notes to us for repurchase by us, at any time thereafter, in whole or in part, at a price equal to 100% of the principal amount of the 5% Notes being repurchased, plus accrued and unpaid interest and additional interest, if any, to, but not including, the repurchase date.

Escrow

We deposited into escrow approximately $14.3 million of the net proceeds of the private placement pending the approval of the abovementioned Share Increase. On August 25, 2005, we filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect the Share Increase and notified the escrow agent of same. The escrowed funds have been released to the Company.

THE WARRANTS

Warrants	Purchasers of 5% Notes were issued Warrants to purchase up to approximately 76.394 shares of common stock per $1,000 principal amount of 5% Notes purchased.

Exercise Price	The Warrants are exercisable at $2.98 per share of common stock purchased, subject to adjustment for certain events.

Exercise Period

The Warrants are exercisable from August 29, 2005 to April 29, 2008. The Warrants became exercisable following the effective date of the Share Increase described above; they were not exercisable prior thereto.

We agreed with the Selling Securities Holders to file this Registration Statement to register the resale of the Securities, including any Securities acquired upon exercise of the Option. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the Securities no longer qualify as “registrable securities” under the registration rights agreement between us and each of the holders of the Securities dated as of April 27, 2005 (the “Registration Rights Agreement”).

The Selling Securities Holders are those purchasers of the 5% Notes and Warrants who are listed herein and who have elected to have their Securities registered. We remain obligated to the other holders of our 5% Notes and Warrants to register their securities in the event that they request that we do so pursuant to the terms of the Registration Rights Agreement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the computation of our ratio of earnings to fixed charges for the five years ended June 30, 2005:

	Fiscal Years Ended June 30,
	2005	2004	2003	2002	2001
Deficiency of earnings to cover fixed charges	($27,253)	($22,678)	($8,642)	($4,952)	($5,554)

During each of the last five years ended June 30, 2005, our earnings were insufficient to cover our fixed charges. The ratio of earnings to fixed charges is not disclosed because it is a negative number in all periods presented.

Our principal offices are located at 300 American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

RISK FACTORS

An investment in the Securities offered by this prospectus involves a high degree of risk. In addition to the other information contained in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any Securities.

RISKS RELATING TO OUR BUSINESS, OPERATIONS AND PRODUCT DEVELOPMENT

We have a long history of operating losses and it is likely that our operating expenses will continue to exceed our revenues for the foreseeable future.

We have incurred significant operating losses since our formation in 1982, and have never earned a profit since that time. As of June 30, 2005, we had an accumulated deficit of approximately $175.0 million, including net losses of $26,758,000 and $22,355,000 for the years ended June 30, 2005 and 2004, respectively. The only significant revenue we have earned to date has come from the limited sale of our two diagnostic imaging products in Europe and, to a lesser degree, the United States, and the licensing of our lead therapeutic product candidate, epratuzumab, to Amgen in 2001. Our agreement with Amgen was terminated in April, 2004. In addition, we have made the strategic decision to de-emphasize sales of our diagnostic products and focus on our therapeutic pipeline. We have never received revenue from the commercialization of any therapeutic product. We expect to continue to experience significant operating losses as we invest further in our research and development activities while simultaneously attempting to develop and commercialize our other therapeutic product candidates. If we fail in our attempts to develop commercially viable therapeutic products, it is likely that we will never achieve significant revenues or become profitable, either of which would seriously jeopardize our ability to continue as a going concern.

We have significant future capital needs and may be unable to raise capital when needed, which could force us to delay or reduce our research and development efforts.

We do not believe we will have adequate cash at our current expected spending level to fund our research and development programs through the next twelve months. We will require additional financial resources after we utilize our current liquid assets in order to continue our research and development programs as is currently budgeted for fiscal year 2006. We are actively pursuing various financing alternatives as market conditions permit through additional debt or equity financings and through collaborative marketing and distribution agreements. We continue to evaluate various programs to raise additional capital and to seek additional revenues from the licensing of our proprietary technologies. At the present time, we are unable to determine whether any of these future activities will be successful and, if so, the terms and timing of any definitive agreements. If we are unable to raise additional funding in the near term, we will curtail certain programs and implement cost savings programs in order for us to continue our operations at least through the 2006 fiscal year.

Our most advanced therapeutic product candidates are still only in the clinical development stage, and will require us to raise capital in the future in order to fund further expensive and time-consuming studies before they can even be submitted for final regulatory approval.

Our most advanced therapeutic product candidates are still in the clinical development stage and will not be available for commercial sale any time soon, if ever. In order to complete the clinical development process for each of our product candidates, it will be necessary to invest significant financial resources, and devote a great deal of time and effort, just to reach the point where an application for final FDA or foreign regulatory approval can be submitted. In addition, we will need to raise additional capital to finance the costly process of obtaining approval for any of our current products should we get to that stage of product development.

Clinical trials involve the administration of a product candidate to patients who are already extremely ill, making patient enrollment often difficult and expensive. Moreover, even in ideal circumstances where the patients can be enrolled and then followed for the several months or more required to complete the study, the trials can be suspended, terminated or otherwise fail for any number of reasons, including:

•	later-stage clinical trials may raise safety or efficacy concerns not readily apparent in earlier trials;

•	unforeseen difficulties in manufacturing the product candidate in compliance with all regulatory requirements and in the quantities needed to complete the trial may be cost-prohibitive;

•	during the long trial process, alternative therapies may become available which make further development of the product candidate impracticable; and

•	if we are unable to obtain the additional capital we need to fund all of the clinical trials we foresee, we may forced to cancel or otherwise curtail some important trials.

Any failure or substantial delay in successfully completing clinical trials for our product candidates, particularly the ongoing trials for our most advanced product candidate, epratuzumab, could severely harm our business and results of operation.

If the clinical development process is successfully completed, our ability to derive revenues from the sale of therapeutics will depend upon our first obtaining FDA as well as foreign regulatory approvals, all of which are subject to a number of unique risks and uncertainties.

Even if we are able to demonstrate the safety and efficacy of our product candidates in clinical trials, if we fail to gain timely approval to commercialize our product candidates from the FDA and other foreign regulatory authorities, we will be unable to generate the revenues we will need to build our business. These approvals may not be granted on a timely basis, if at all, and even if and when they are granted they may not cover all the indications for which we seek approval. For example, while we may develop a product candidate with the intention of addressing a large, unmet medical need, the FDA may only approve the use of the drug for indications affecting a relatively small number of patients, thus greatly reducing the market size and our potential revenues. The approvals may also contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use, which could further narrow the size of the market. Finally, even after approval can be obtained, we may be required to recall or withdraw a product as a result of newly discovered safety or efficacy concerns, either of which would have a materially adverse effect on our business and results of operations.

In order to become a profitable biopharmaceutical company, we will need to raise significant amounts of additional capital. Because it can be difficult for a small-cap company like ours to raise equity capital on acceptable terms, we cannot assure you that we will be able to obtain the necessary capital when we need it, or on acceptable terms, if at all.

Even if our technologies and product candidates are superior, if we lack the capital needed to bring our future products to market, we will never be successful. We have obtained the capital necessary to fund our research and development programs to date primarily from the following sources:

•	Approximately $237.0 million from the public and private sale of our debt and equity securities through June 30, 2005;

•	$18.0 million from Amgen under our epratuzumab licensing agreement, which was terminated in 2004; and

•	limited product sales of CEA-Scan® and LeukoScan®, licenses, grants and interest income from our investments.

We will need to obtain additional funds for our research and development programs through the next twelve months or we will be required to curtail existing programs or incur other significant cost savings programs. We intend to continue expending substantial capital on our research and development programs if funding levels permit. We will need to raise still additional capital in order to obtain the necessary regulatory approvals and then commercialize our future therapeutic products. Our capital requirements are dependent on numerous factors, including:

•	the rate at which we progress our research programs and the number of product candidates we have in pre-clinical and clinical development at any one time;

•	the cost of conducting clinical trials involving patients in the United States, Europe and possibly elsewhere;

•	our need to establish the manufacturing capabilities necessary to produce the quantities of our product candidates we project we will need;

•	the time and costs involved in obtaining FDA and foreign regulatory approvals;

•	the cost of first obtaining, and then defending, our patent claims and other intellectual property rights; and

•	our ability to enter into licensing and other collaborative agreements to help off-set some of these costs.

We do not believe we will have adequate cash resources to fund our operations for the next twelve months without curtailing our planned research and development programs or incurring other significant cost savings programs. There may be additional cash requirements for many reasons, including, but not limited to, changes in our research and development plans, the need for unexpected capital expenditures or costs associated with any acquisitions of other businesses, assets or technologies that we may choose to undertake. If we deplete our existing capital resources, we will be required to either obtain additional capital quickly, or else significantly reduce our operating expenses and capital expenditures, either of which could have a material adverse effect on us.

Our ability to raise future capital on acceptable terms will depend not only upon our operating performance, but also on conditions in the public and private debt and equity markets, as well as the overall performance of other companies in the biopharmaceutical and biotechnology sectors. Financing may not be available to us when we need it on terms we find acceptable, if at all. Furthermore, the terms of any such debt or equity financing may include covenants which limit our future ability to manage the business, contain preferences, privileges and rights superior to those enjoyed by holders of our common stock or cause substantial dilution to our existing stockholders.

If we cannot successfully and efficiently manufacture the compounds that make up our products and product candidates, our ability to sell products and conduct clinical trials will be impaired.

Our ability to conduct our pre-clinical and clinical research and development programs depends, in large part, upon our ability to manufacture our proprietary compounds in accordance with FDA and other regulatory requirements. While we have completed construction on the major expansion of our manufacturing facilities in New Jersey in anticipation of our current and future needs, we have no historical experience in manufacturing these compounds in significant quantities, and we may not be able to do so in the quantities and with the degree of purity that is required. As with any new manufacturing facility, it may be some time before we become aware of any deficiencies in either the design of the new facility or the in construction itself. Any interruption in manufacturing at this site, whether by natural acts or otherwise, would significantly and adversely affect our operations, and delay our research and development programs.

Our future success will depend upon our ability to first obtain and then adequately protect our patent and other intellectual property rights, as well avoiding the infringement of the rights of others.

Our future success will be highly dependent upon our ability to first obtain and then defend the patent and other intellectual property rights necessary for the commercialization of our product candidates. We have filed numerous patent applications on the technologies and processes that we use in the United States and certain foreign countries. Although we have obtained a number of issued U.S. patents to date, the patent applications owned or licensed by us may not result in additional patents being issued. Moreover, these patents may not afford us the protection we need against competitors with similar technologies or products.

The successful development of therapeutic products frequently requires the application of multiple technologies that may be subject to the patent or other intellectual property rights of third parties. Although we believe it is likely we will need to license technologies and processes from third parties in the ordinary course of our business, we are not currently aware of any material conflict involving our technologies and processes with any valid patents or other intellectual property rights owned or licensed by others. In the event that a third party were to claim such a conflict existed, they could sue us for damages as well as seek to prevent us from commercializing our product candidates. It is possible that a third party could successfully claim that our products infringe on their intellectual property rights. Uncertainties resulting from the litigation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Any patent litigation or other proceeding, even if resolved in our favor, would require significant financial resources and management time. Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial and managerial resources. If a patent litigation or other proceeding is resolved unfavorably to us, we may be enjoined from manufacturing or selling our products without a license from the other party, in addition to being held liable for significant damages. We may not be able to obtain any such license on commercially acceptable terms, if at all.

In addition to our reliance on patents, we attempt to protect our proprietary technologies and processes by relying on trade secret laws, nondisclosure and confidentiality agreements and licensing arrangements with our employees and other persons who have access to our proprietary information. These agreements and arrangements may not provide meaningful protection for our proprietary technologies and processes in the event of unauthorized use or disclosure of such information. In addition, our competitors may independently develop substantially equivalent technologies and processes or otherwise gain access to our trade secrets or technology, either of which could materially and adversely affect our competitive position.

We face substantial competition in the biotechnology industry and may not be able to compete successfully against one or more of our competitors.

The biotechnology industry is highly competitive, particularly in the area of diagnostic and therapeutic oncology products. In recent years, there have been extensive technological innovations achieved in short periods of time, and it is possible that future technological changes and discoveries by others could result in our products and product candidates quickly becoming uncompetitive or obsolete. A number of companies, including Biogen Idec, Genentech, Glaxo SmithKline, Hoffmann-LaRoche, Human Genome Sciences, Ligand Pharmaceuticals, Millennium Pharmaceuticals, Protein Design Laboratories, Genmab, Medarex, Abgenix, Bristol-Myers Squibb and Schering AG, are engaged in the development of therapeutic autoimmune and oncology products. Many of these companies have significantly greater financial, technical and marketing resources than we do. In addition, many of these companies have more established positions in the pharmaceutical industry and are therefore better equipped to develop, commercialize and market oncology products. Even some smaller competitors may obtain a significant competitive advantage over us if they are able to discover or otherwise acquire patentable inventions, form collaborative arrangements or merge with larger pharmaceutical companies.

We expect to face increasing competition from universities and other non-profit research organizations. These institutions carry out a significant amount of research and development in the field of antibody-based technologies, and they are increasingly aware of the commercial value of their findings. As a result, they are demanding greater patent and other proprietary rights, as well as licensing and future royalty revenues.

We may be liable for contamination or other harm caused by hazardous materials that we use in the operations of our business.

In addition to laws and regulations enforced by the FDA, we are also subject to regulation under various other foreign, federal, state and local laws and regulations. Our manufacturing and research and development programs involve the controlled use of viruses, hazardous materials, chemicals and various radioactive compounds. The risk of accidental contamination or injury from these materials can never be completely eliminated, and if an accident occurs we could be held liable for any damages that result, which could exceed our available resources.

The nature of our business exposes us to significant liability claims, and our insurance coverage may not be adequate to cover any future claims.

The use of our compounds in clinical trials and any future sale exposes us to liability claims that could be substantial. These claims might be made directly by healthcare providers, medical personnel, patients, consumers, pharmaceutical companies and others selling or distributing our compounds. While we currently have product liability insurance that we consider adequate for our current needs, we may not be able to continue to obtain comparable insurance in the future at an acceptable cost, if at all. If for any reason we cannot maintain our existing or comparable liability insurance, our ability to clinically test and market products could be significantly impaired. Moreover, the amount and scope of our insurance coverage, as well as the indemnification arrangements with third parties upon which we rely, may be inadequate to protect us in the event of a successful product liability claim. Any successful claim in excess of our insurance coverage could materially and adversely affect our financial condition and operating results.

The loss of any of our key employees could adversely affect our operations.

We are heavily dependent upon the talents of Dr. Goldenberg, our Chief Strategic Officer and Ms. Sullivan, our President and Chief Executive Officer, as well as certain other key personnel. If Dr. Goldenberg, Ms. Sullivan or any of our other key personnel were to unexpectedly leave our company, our business and results of operations could be materially and adversely affected. In addition, as our business grows we will need to continue to attract additional management and scientific personnel. Competition for qualified personnel in the biotechnology and pharmaceutical industries is intense, and we may not be successful in our recruitment efforts. If we are unable to attract, motivate and retain qualified professionals, our operations could be materially and adversely affected.

Certain potential for conflicts of interest, both real and perceived, exist which could result in expensive and time-consuming litigation.

Certain members of our senior management and Board of Directors have relationships and agreements, both with us as well as among themselves and their respective affiliates, which create the potential for both real, as well as perceived, conflicts of interest. These include Dr. David M. Goldenberg, our Chairman and Chief Strategic Officer, Ms. Cynthia L. Sullivan, our President and Chief Executive Officer, and certain companies with which we do business, including the Center for Molecular Medicine and Immunology, also known as the Garden State Cancer Center, or CMMI. For example, Dr. Goldenberg is the President and a Trustee of CMMI, a not-for-profit cancer research center that we use to conduct certain research activities. In fiscal year 2005, we reimbursed CMMI a total of $3,000 for research activities conducted on our behalf. Further, Dr. Goldenberg’s employment agreement with us permits him to devote more of his time working for CMMI than for us, and other key personnel of our Company also have responsibilities to both CMMI and us.

As a result of these and other relationships, the potential for both real and perceived conflicts of interest exists, and disputes could arise over the allocation of funds, research projects and ownership of intellectual property rights. In addition, in the event that we become involved in stockholder litigation regarding these potential conflicts, we might be required to devote significant resources and management time defending the company from these claims, which could adversely affect our results of operations.

Given that autoimmune and cancer therapeutics such as the ones we are developing can cost upwards of $20,000 per treatment, even if our product candidates become available for sale it is likely that federal and state governments, insurance companies and other payers of health care costs will try to first limit the use of these drugs to certain patients, and may be reluctant to provide a level of reimbursement that permits us to earn a significant profit on our investment, if any.

Our ability to successfully commercialize therapeutic products will depend, in significant part, on the extent to which hospitals can obtain appropriate reimbursement levels for the cost of our products and related treatment. Third-party payers are increasingly challenging the prices charged for diagnostic and therapeutic products and related services. In addition, legislative proposals to reform health care or reduce government insurance programs may result in lower prices or the actual inability of prospective customers to purchase our products. Furthermore, even if reimbursement is available, it may not be available at price levels sufficient for us to realize a positive return on our investment.

Risks Related to Government Regulation of our Industry

We and our industry are subject to intense regulation from the U.S. Government and such other governments and quasi-official regulatory bodies where our products are and product candidates may be sold.

These governmental and other regulatory risks include:

•	Clinical development is a long, expensive and uncertain process, delay and failure can occur at any stage of our clinical trials;

•	Our clinical trials are dependent on patient enrollment and regulatory approvals, we do not know whether our planned trials will begin on time, or at all, or will be completed on schedule or at all;

•	The FDA or other regulatory authorities do not approve a clinical trial protocol or place a clinical trial on hold;

•	If the clinical development process is completed successfully, our ability to derive revenues from the sale of therapeutics will depend on our first obtaining FDA or other comparable foreign regulatory approvals, each of which are subject to unique risks and uncertainties;

•	There is no assurance that we will receive FDA or corollary foreign approval for any of our product candidates for any indication; we are subject to government regulation for the commercialization of our product candidates;

•	We have not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our product candidates; and

•	We may be liable for contamination or other harm caused by hazardous materials used in the operations of our business.

Risks Related to Our Securities

Our common stock may be delisted from the NASDAQ National Market System (“NASDAQ NMS”).

On April 29, 2005, qualified institutional buyers and institutional accredited investors purchased from us $37,675,000 million principal amount of our 5% Senior Convertible Notes due May 1, 2008 (“5% Notes”) and related common stock purchase warrants to acquire 2,878,144 shares of common stock (“Warrants”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). In June 2005 we were notified by the staff of the NASDAQ that our common stock will be delisted from trading on the NASDAQ NMS because the staff believes that we violated shareholder approval rules when we sold the 5% Notes and related Warrants. On August 19, 2005, at a special meeting of our shareholders we obtained the authorization to increase the number of shares of common stock authorized under our certificate of incorporation by 40 million shares and to issue shares of common stock upon conversion of the 5% Notes and exercise of the Warrants. On September 6, 2005, we received a letter from NASDAQ notifying us that the NASDAQ Listing and Qualifications Panel (“Panel”) has ruled in favor of the Company and as a result, Immunomedics, Inc. will remain listed on the NASDAQ NMS. The NASDAQ Listing and Hearing Review Council may on its own motion, determine to review the Panel decision within 45 calendar days after the issuance of the written decision. If the Listing Counsel determines to review the decision, it may affirm, modify, reverse, dismiss or remand the decision of the Panel.

If there is an unfavorable decision by the Listing Council, we may not be able to persuade NASDAQ to continue to list our common stock on the NASDAQ NMS. We therefore have explored with the American Stock Exchange (“AMEX”) the potential for transferring the listing of our common stock to the AMEX. We are continuing to pursue our application to list our common stock on the AMEX, which we filed with the AMEX on June 3, 2005. There is no assurance that our listing application will be approved by the AMEX or that, if it is approved, such approval will be obtained before the effective date of the delisting of our common stock from the NASDAQ NMS.

If the bid price of our common stock falls below $1.00 for an extended period, or we are unable to continue to meet NASDAQ’s listing maintenance standards for any other reason, our common stock could be delisted from the NASDAQ NMS. In recent months, the bid price on our common stock has been below $2.00.

If our common stock is not listed on the NASDAQ NMS or AMEX, we may face the following additional consequences:

•	We may have to repurchase the 5% Notes in satisfaction of the holders’ rights to require that we repurchase these securities on or after January 15, 2007 for 100% of the principal amount plus unpaid accrued interest to the repurchase date. We cannot assure you that we would have sufficient funds to repurchase the 5% Notes if they were all put to us as described in this paragraph. In that event, we would be in default under the related indenture, which could give rise to an Event of Default thereunder and possibly to cross-defaults or cross-accelerations to other agreements.

•	As a result of the above, we would have less cash (possibly an insufficient amount) to fund the ongoing clinical trials of our product candidates, and to find any of our other operations at that time.

•	The delisting of our common stock from the NASDAQ NMS may negatively affect our chance of being accepted for listing on the AMEX. Even if our listing application with the AMEX is accepted, we cannot assure you of the timing of that acceptance.

If our stock is not accepted for listing on either the NASDAQ NMS or the AMEX, we will make every possible effort to have it listed on the “OTC Bulletin Board”. If our Common Stock were to be traded on the OTC Bulletin Board, the Securities Exchange Act of 1934, as amended, and related SEC rules would impose additional sales practice requirements on broker-dealers that sell our securities. These rules may adversely affect the ability of stockholders to sell our common stock and otherwise negatively affect the liquidity, trading market and price of our common stock.

If our common stock would not be able to be traded on the OTC Bulletin Board, we would make every effort to have it available for trading on the National Quotation Bureau’s “Pink Sheets”. The Pink Sheets market consists of security firms who act as market makers in the stocks, usually, of very small companies. The bid and asked prices are not quoted electronically, but are quoted daily in “hard copy” which is delivered to firms that subscribe. Stocks that trade in the Pink Sheets are usually not as liquid as those that trade in electronic markets and, often time, the difference between the bid and the asked prices are substantial. As a result, if our common stock were traded on the Pink Sheets, there would likely be a further negative affect on the liquidity, trading market and price of our common stock even compared to that we might suffer if we were traded on the OTC Bulletin Board.

As a result of the above, we cannot assure you that our common stock will be listed on a national securities exchange, a national quotation service, the OTC Bulletin Board or the Pink Sheets or, if it is to be listed, whether or not there would be an interruption in the trading of our common stock. We believe that the listing of our stock on a recognized national trading market, such as the NASDAQ NMS or the AMEX, is an important part of our business and strategy. Such a listing helps our stockholders by providing a readily available trading market with current quotations. Without that, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock would likely decline. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded it by other parties. In that regard, listing on a recognized national trading market will also affect the company’s ability to benefit from the use of its operations and expansion plans, including for use in licensing agreements, joint ventures, the development of strategic relationships and acquisitions, which are critical to our business and strategy and none of which is currently the subject of any agreement, arrangement or understanding, with respect to any future financing or strategic relationship it may undertake. The delisting from NASDAQ NMS and the inability to become listed on the AMEX would result in negative publicity and would negatively impact our ability to raise capital in the future.

If we were delisted from the NASDAQ NMS, and fail to list on the AMEX, we may become subject to the trading complications experienced by “Penny Stocks” in the over-the-counter market.

Delisting from the NASDAQ NMS and failure to list on the AMEX may depress the price of our common stock such that we may become a penny stock. The SEC generally defines a penny stock as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share. “Penny Stock” rules require, among other things, that any broker engaging in a purchase or sale of our securities provide its customers with: (i) a risk disclosure document, (ii) disclosure of market quotations, if any, (iii) disclosure of the compensation of the broker and its salespersons in the transaction and (iv) monthly account statements showing the market values of our securities held in the customer’s accounts.

A broker would be required to provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer’s confirmation. Generally, brokers are less willing to effect transactions in penny stocks due to these additional delivery requirements. These requirements may make it more difficult for stockholders to purchase or sell our Common Stock. Because the broker, not us, prepares this information, we would not be able to assure that such information is accurate, complete or current.

Conversion of the 5% Notes and exercise of the Warrants will dilute the ownership interest of existing stockholders and could adversely affect the market price of our common stock.

The conversion of some or all of the 5% Notes and Warrants will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion and exercise could adversely affect prevailing market prices of our common stock. In addition, the existence of the 5% Notes and Warrants may encourage short selling by market participants.

Our 5% Notes and Warrants have full-ratchet anti-dilution protection which will cause additional dilution to stockholders if triggered.

The conversion price of the 5% Notes and exercise price of the Warrant are subject to adjustment for issuances of common stock and common stock equivalents at prices less than the applicable conversion price and exercise price, respectively, which means such conversion and exercise prices are automatically reduced to the lower price. In the event the anti-dilution protections of the 5% Notes and Warrants are triggered, stockholders would suffer immediate dilution.

Our indebtedness and debt service obligations may adversely affect our cash flow.

As of June 30, 2005, our debt service obligation on the 5% Notes was $37.675 million. We intend to fulfill our current debt service obligations, including repayment of the principal from cash generated by our operations and from our existing cash and investments, as well as the proceeds from potential licensing agreements and additional financing from equity or debt transactions. If we are unable to generate sufficient cash to meet these obligations and need to use existing cash or liquidate investments in order to fund our current debt service obligations, including repayment of the principal, we may have to delay or curtail research and development programs.

We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit. If we issue other debt securities in the future, our debt service obligations will increase further.

Our indebtedness could have significant additional negative consequences, including, but not limited to:

•	requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

We may not have the ability to raise the funds necessary to finance any required redemptions of our outstanding 5% Notes, which might constitute a default by us.

If a Designated Event (as the term is defined in the Indenture under which the 5% Notes were issued) occurs prior to maturity, we may be required to redeem all or part of the 5% Notes. We may not have enough funds to pay the redemption price for all tendered 5% Notes. Although the indenture governing the 5% Notes allows us in certain circumstances to pay the applicable redemption prices in shares of our common stock, if a Designated Event were to occur, we may not have sufficient funds to pay the redemption prices for all the 5% Notes tendered.

We have not established a sinking fund for payment of our outstanding 5% Notes, nor do we anticipate doing so. In addition, any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of our outstanding 5% Notes under certain circumstances, or expressly prohibit our redemption of our outstanding 5% Notes upon a Designated Event or may provide that a Designated Event constitutes an Event of Default under that agreement. If a Designated Event occurs at a time when we are prohibited from purchasing or redeeming our 5% Notes, we could seek the consent of our lenders to redeem our outstanding 5% Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem our outstanding 5% Notes, including the offered 5% Notes. Our failure to redeem tendered 5% Notes would constitute an Event of Default under the Indenture, which might constitute a default under the terms of our other indebtedness. As a result, we may not be able to fulfill our obligations under the 5% Notes and our stockholders could lose all or part of their investment.

No public market exists for the 5% Notes and Warrants and the resale of these securities is subject to uncertainties regarding the existence of any trading market.

The 5% Notes and Warrants are new issues of securities for which there is currently no public market. We do not intend to list the 5% Notes or the Warrants on any national securities exchange or automated quotation system and we cannot assure you that an active or sustained trading market for these securities will develop or that the holders will be able to sell their securities.

Moreover, even if the holders are able to sell their 5% Notes and Warrants, we cannot assure you as to the price at which any sales will be made. Future trading prices of these 5% Notes and Warrants will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the markets for convertible debt and warrants have been subject to disruptions that have caused volatility in prices. It is possible that the markets for these 5% Notes and Warrants will be subject to disruptions which may have a negative effect on the holders of these 5% Notes, regardless of our prospects or financial performance.

The trading price for our 5% Notes and Warrants will be directly affected by the trading price of our common stock, which is impossible to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the 5% Notes and Warrants as a more attractive means of equity participation in our company, and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the 5% Notes and Warrants.

Our 5% Notes are effectively subordinated to any secured debt we may incur in the future.

Our 5% Notes are not secured by any of our assets. As a result, the 5% Notes will be effectively subordinated to any secured debt we incur in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the 5% Notes. At June 30, 2005, we had approximately $3.8 million of secured debt outstanding.

Shares eligible for future sale may adversely affect our ability to sell equity securities.

Sales of our common stock (including the issuance of shares upon conversion of convertible debt) in the public market could materially and adversely affect the market price of shares. We have outstanding $37.675 million principal amount of 5% Senior Convertible Notes that convert to common stock at prices equivalent to $2.62 (subject to adjustment for certain dilutive events). Our obligation to convert the 5% Notes upon demand by the holders may depress the price of our common stock and also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate.

As of August 29, 2005 we had 54,073,059 shares of common stock outstanding, plus (1) $37.675 million of principal amount of 5% Notes convertible into up to approximately 14,379,771 shares of common stock at the conversion rate of $2.62 subject to adjustment based on the anti-dilution provision, (2) 5,556,650 options to purchase shares of common stock with a weighted-average exercise price of $8.19 per share and (3) warrants to purchase 3,128,144 shares of common stock with a weighted-average exercise price of $6.37. Of the shares outstanding, 31,628,151 shares of common stock are freely tradable without restriction. All of the remaining 1,234,225 shares are restricted from resale, except pursuant to certain exceptions under the Securities Act of 1933, as amended (the “Securities Act”).

Our outstanding convertible notes, options and warrants may adversely affect our ability to consummate future equity-based financings due to the dilution potential to future investors.

Due to the number of shares of common stock we are obligated to issue pursuant to outstanding convertible notes, options and warrants, potential investors may not purchase our future equity offerings at market price because of the potential dilution such investors may suffer as a result of the exercise of the outstanding convertible notes, options and warrants.

Our outstanding 5% Notes and related Warrants may adversely affect our ability to consummate future equity-based financings due to the restrictive covenants contained in the Indenture pursuant to which the 5% Notes were issued and Warrant Agreement under which the Warrants were issued.

Holders of our 5% Notes have certain rights that may inhibit our ability to raise additional capital. Those rights include (a) full-ratchet anti-dilution protection in the event we sell securities at a price lower than the applicable conversion or exercise price of the 5% Notes or Warrants and (b) the right to pro rata participation in any future financing.

The market price of our common stock has fluctuated widely in the past, and is likely to continue to fluctuate widely based on a number of factors, many of which are beyond our control.

The market price of our common stock has been, and is likely to continue to be, highly volatile. Furthermore, the stock market generally and the market for stocks of relatively small biopharmaceutical companies like ours have from time to time experienced, and likely will again experience, significant price and volume fluctuations that are unrelated to actual operating performance.

From time to time, stock market analysts publish research reports or otherwise comment upon our business and future prospects. Due to a number of factors, we may fail to meet the expectations of securities analysts or investors and our stock price would likely decline as a result. These factors include:

•	a decision by the NASDAQ Listing Council to revise the decision by the NASDAQ Panel which allows Immunomedics to continue to be listed on the NASDAQ NMS or to transfer its listing to the AMEX;

•	announcements by us, any future alliance partners or our competitors of clinical results, technological innovations, product sales, new products or product candidates and product development timelines;

•	the formation or termination of corporate alliances;

•	developments or disputes concerning our patent or other proprietary rights, and the issuance of patents in our field of business to others;

•	government regulatory action;

•	period-to-period fluctuations in the results of our operations; and

•	developments and market conditions for emerging growth companies and biopharmaceutical companies, in general.

In addition, Internet “chat rooms” have provided forums where investors make predictions about our business and prospects, oftentimes without any real basis in fact, that readers may trade on.

In the past, following periods of volatility in the market prices of the securities of companies in our industry, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management’s attention and resources, which could negatively impact our business.

Our principal stockholder can significantly influence all matters requiring the approval by our stockholders.

As of June 30, 2005, Dr. Goldenberg, our Chairman and Chief Strategic Officer, together with certain members of his family including Ms. Cynthia L. Sullivan, our President and Chief Executive Officer, who is Dr. Goldenberg’s wife, and other affiliates, controlled the right to vote approximately 16.8% of our common stock. As a result of this voting power, Dr. Goldenberg has the ability to significantly influence the outcome of substantially all matters that may be put to a vote of our stockholders, including the election of our directors.

We have adopted anti-takeover provisions that may frustrate any unsolicited attempt to acquire our Company or remove or replace our directors and executive officers.

Provisions of our certificate of incorporation, our by-laws and Delaware corporate law could make it more difficult for a third party to acquire control of our Company in a transaction not approved by our Board of Directors. For example, we have adopted a stockholder rights plan that makes it more difficult for a third party to acquire control of our Company without the support of our Board of Directors. In addition, our Board of Directors may issue up to ten million shares of preferred stock and determine the price, rights, preferences and privileges, including voting and conversion rights, of these shares without any further vote or action by our stockholders. The issuance of preferred stock could have the effect of delaying, deterring or preventing an unsolicited change in control of our company, or could impose various procedural and other requirements that could make it more difficult for holders of our common stock to effect certain corporate actions, including the replacement of incumbent directors and the completion of transactions opposed by the incumbent Board of Directors. The rights of the holders of our common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

We are also subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which prohibits us from engaging in a business combination with any “interested” stockholder (as defined in Section 203 of the DGCL) for a period of three years from the date the person became an interested stockholder, unless certain conditions are met.

There are limitations on the liability of our directors, and we may have to indemnify our officers and directors in certain instances.

Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors. Our bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. These provisions may be in some respects broader than the specific indemnification provisions under Delaware law. The indemnification provisions may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not permit a corporation to eliminate a director’s duty of care and the provisions of our certificate of incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director’s breach of the duty of care.

We believe that our limitation of officer and director liability assists us to attract and retain qualified employees and directors. However, in the event an officer, a director or the board of directors commits an act that may legally be indemnified under Delaware law, we will be responsible to pay for such officer(s) or director(s) legal defense and potentially any damages resulting therefrom. Furthermore, the limitation on director liability may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders from instituting litigation against directors for breach of their fiduciary duties, even though such an action, if successful, might benefit us and our stockholders. Given the difficult environment and potential for incurring liabilities currently facing directors of publicly-held corporations, we believe that director indemnification is in our and our stockholders’ best interests because it enhances our ability to attract and retain highly qualified directors and reduce a possible deterrent to entrepreneurial decision-making.

Nevertheless, limitations of director liability may be viewed as limiting the rights of stockholders, and the broad scope of the indemnification provisions contained in our certificate of incorporation and bylaws could result in increased expenses. Our board of directors believes, however, that these provisions will provide a better balancing of the legal obligations of, and protections for, directors and will contribute positively to the quality and stability of our corporate governance. Our board of directors has concluded that the benefit to stockholders of improved corporate governance outweighs any possible adverse effects on stockholders of reducing the exposure of directors to liability and broadened indemnification rights.

We are exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act.

The Sarbanes-Oxley Act requires that we maintain effective internal controls over financial reporting and disclosure controls and procedures. Among other things, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 requires substantial accounting expense and significant management efforts. Our testing, or the subsequent review by our independent registered public accounting firm, may reveal deficiencies in our internal controls that would require us to remediate in a timely manner so as to be able to comply with the requirements of Section 404 each year. If we are not able to comply with the requirements of Section 404 in a timely manner each year, we could be subject to sanctions or investigations by the SEC, the NASDAQ National Market System (“NASDAQ NMS”) or other regulatory authorities that would require additional financial and management resources and could adversely affect the market price of our common stock.

We may pay vendors in stock as consideration for their services; this may result in stockholder dilution, additional costs and difficulty retaining certain vendors.

In order for us to preserve our cash resources, we may in the future pay vendors, including alliance partners, in shares, warrants or options to purchase shares of our common stock rather than cash. Payments for services in stock may materially and adversely affect our stockholders by diluting the value of outstanding shares of our common stock. In addition, in situations where we agree to register the shares issued to a vendor, this will generally cause us to incur additional expenses associated with such registration. Paying vendors in shares, warrants or options to purchase shares of common stock may also limit our ability to contract with the vendor of our choice should that vendor decline payment in stock.

We do not intend to pay dividends on our common stock. Until such time as we pay cash dividends our stockholders must rely on increases in our stock price for appreciation.

We have never declared or paid dividends on our common stock. We intend to retain future earnings to develop and commercialize our products and therefore we do not intend to pay cash dividends in the foreseeable future. Until such time as we determine to pay cash dividends on our common stock, our stockholders must rely on increases in our common stock’s market price for appreciation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and in the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words “may”, “intends”, “plans”, “believes”, “anticipates” or “expects” or similar words and may include statements concerning our strategies, goals and plans. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our ability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing diagnostic and therapeutic products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the caption “Risk Factors” included in this prospectus and under the caption “Factors That May Affect Our Business and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2005, which is incorporated by reference into the Registration Statement of which this prospectus forms a part.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference in this prospectus might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

*            *            *

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”). Under this prospectus the Selling Securities Holders may from time-to-time collectively offer and sell up to (i) an aggregate of up to $37,675,000 principal amount of our 5% Notes (including the 5% Notes issuable upon exercise of the Option), (ii) Warrants to purchase up to 2,878,144 shares of common stock (including the Warrants issuable upon exercise of the Option) and (iii) up to 20,198,545 shares of common stock issuable upon conversion of the 5% Notes and exercise of the Warrants and includes up to 2,940,630 shares of common stock which may be issued and paid in lieu of cash, at the Company’s option, as interest on the 5% Notes, plus an indeterminate number of shares that may be issued to Selling Securities Holders (x) as dividends on the shares of common stock underlying the 5% Notes and Warrants registered hereunder (y) or to prevent dilution resulting from stock splits, stock dividends or similar transactions (collectively, the “Securities”).

The Selling Securities Holders are offering to sell and seeking offers to buy the Securities only in jurisdictions in which offers and sales are permitted.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY 5% NOTES, WARRANTS OR SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. YOU SHOULD READ THIS PROSPECTUS TOGETHER WITH THE ADDITIONAL INFORMATION DESCRIBED UNDER THE CAPTION “WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF DOCUMENTS BY REFERENCE” BELOW.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other documents with the SEC, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at 233 Broadway, 16th Floor, New York, New York 10279. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other documents filed electronically with the SEC are available at the website maintained by the SEC at http://www.sec.gov. In addition, our common stock has been approved for quotation on the NASDAQ NMS. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, Washington D.C. 20006. We also make available free of charge on or through our Internet website, http://www.immunomedics.com, our annual, quarterly and current reports, and, if applicable, amendments to those reports, filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with the SEC. Information on our website is not a part of this report.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Securities. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to the company and the Securities, you should consult the registration statement and its exhibits. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the SEC’s public reference rooms listed above.

The SEC allows us to “incorporate by reference” in this prospectus information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-12104) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(i) our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the SEC on September 12, 2005;

(ii) Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the SEC on September 26, 2005;

(iii) our Definitive Proxy Statements pursuant to Section 14(A) of the Exchange Act, as filed with the SEC on October 22, 2004 and July 22, 2005, respectively;

(iv) our Current Reports on Form 8-K filed with the SEC on July 6, 2005, July 20, 2005, August 3, 2005, August 19, 2005, August 29, 2005, September 2, 2005, September 6, 2005 and September 8, 2005;

(v) the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 7, 1984, including any amendment or report filed for the purpose of updating such description;

(vi) the description of the 5% Notes set forth in a Current Report on Form 8-K, filed with the SEC on April 27, 2005;

(vii) the description of the Warrants set forth in a Current Report on Form 8-K, filed with the SEC on April 27, 2005; and

(viii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (i) above.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold are expressly incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such documents.

Statements made in this prospectus, or in any documents incorporated by reference in this prospectus as to the contents of any contract or other document are materially complete. For additional information we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference.

We will provide to you a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in those documents at no cost. You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: the Investor Relations Department, c/o Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

Any statement incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of the registration statement and this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

GENERAL

CORPORATE INFORMATION

We were incorporated in Delaware in 1982. Our principal offices are located at 300 American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200. In addition to our majority-owned subsidiary, IBC Pharmaceuticals, Inc., we also have two foreign subsidiaries, Immunomedics B.V. in The Netherlands and Immunomedics GmbH in Darmstadt, Germany, to assist us in managing sales and marketing efforts and coordinating clinical trials in Europe.

USE OF PROCEEDS

We will not receive any proceeds from the sale by any Selling Securities Holder of the 5% Notes, Warrants or the shares of common stock issued upon conversion of the 5% Notes and exercise of the Warrants. See “Selling Securities Holders” below. We did, however, receive net cash proceeds of approximately $30.2 million in connection with our sale of an aggregate principal amount of $37.675 million of 5% Notes to the initial purchasers and we will receive the applicable exercise price therefore, in the event any holder exercises its Warrants.

A portion of the proceeds we received from the offering of the 5% Notes was used for payment of related fees and expenses and to retire $5 million principal amount of the 3.25% senior convertible notes due in January 2006. In addition the remaining $5 million of the 3.25% senior convertible notes was exchanged for $5 million of the 5.0% senior convertible notes. Pursuant to the terms of the Indenture under which the 5% Notes were issued, we escrowed approximately $14.3 million of the proceeds of the initial sale of the Notes until we (i) received certain stockholder approvals, which approvals were obtained on August 19, 2005 and (ii) effected the Share Increase, which was completed on August 25, 2005. We have since received the escrow funds. We intend to and have used the remaining net proceeds from the offering and any exercises of purchases of Option securities and Warrants for clinical trials, product development and general corporate purposes.

SELLING SECURITIES HOLDERS

The 5% Notes and Warrants were originally issued by us on April 29, 2005 in a private placement exempt from the registration requirements of the Securities Act, to persons reasonably believed to be qualified institutional buyers or institutional accredited investors. A summary of the terms of the 5% Notes and Warrants, together with summaries of the Indenture and Warrant Agreement pursuant to which each are issued, are set forth below under the caption “Summary Description of the Securities”.

Any Selling Securities Holder, including its transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the 5% Notes, Warrants and common stock into which the 5% Notes are convertible and the Warrants are exercisable.

Each of the Selling Securities Holders have represented to us that it purchased the 5% Notes and Warrants for its own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions from the registration requirements under the Securities Act. We agreed with the Selling Securities Holders to file this Registration Statement to register the resale of the Securities. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the Securities no longer qualify as “registrable securities” under the registration rights agreement between us and each of the holders of the Securities dated as of April 27, 2005 (the “Registration Rights Agreement”).

The Selling Securities Holders may offer all, some or none of the 5% Notes, Warrants or common stock into which the 5% Notes are convertible or Warrants are exercisable. Thus, we cannot estimate the amount of the

5% Notes, Warrants or the common stock that will be held by the Selling Securities Holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the Selling Securities Holders sell all of the Securities offered by this prospectus.

The following table sets forth as of September 9, 2005, for each Selling Securities Holder (i) the principal amount of 5% Notes and Warrants held, the amount which are being registered by this prospectus, (ii) the number of shares of common stock into which the 5% Notes are convertible and the Warrants are exercisable, the amount which are being registered by this prospectus, (iii) the number shares, and percent of beneficial ownership, of common stock, on an “as-if-converted basis” and (iv) the number of shares of common stock beneficially owned if all Securities registered hereunder were sold, assuming no other securities were purchased. The information is based on information provided by or on behalf of the Selling Securities Holders. No Selling Securities Holder has been an officer, director or employee of Immunomedics at any time within the past three years. This prospectus is filed at our expense.

Securities Holder Name(3)	Registered			Total Number Shares Owned		Percent Shares Owned (2)	Shares Remaining if all Registered are Sold
	5% Notes $	Warrant	Shares(1)
AG Offshore Convertibles, Ltd. (4)	7,000,000	534,758	3,206,514	3,206,514		5.60	—
Aviator Master Fund, Ltd. (5)	850,000	64,935	389,362	458,073	(7)	*	—
Aviator Overseas Fund II, Ltd. (6)	150,000	11,459	68,711	458,073	(8)	*	—
Bristol Investment Fund, Ltd. (9)	850,000	64,935	389,362	389,362		*	—
C.E. Unterberg, Towbin Capital Partners I, LP (10)	500,000	38,197	229,037	229,037		*	—
D. E. Shaw Investment Group, L.L.C. (11)	500,000	38,197	229,037	2,454,028	(12)	4.35	10,600
D. E. Shaw Valence Portfolios, LLC (13)	4,500,000	343,773	2,061,330	2,454,028	(14)	4.35	153,061
DRW Securities LLC (15)	500,000	38,197	229,037	229,037		*	—
Enable Growth Partners, LP (16)	275,000	21,008	125,970	137,422	(18)	*	—
Enable Opportunity Partners, LP (17)	25,000	1,910	11,452	137,422	(19)	*	—
Highbridge International LLC (20)	5,000,000	381,970	2,290,367	2,290,367		4.06	—
Iroquois Master Fund Ltd. (21)	1,000,000	76,394	458,073	458,073		*	—
KDC Convertible Arbitrage Fund LP (22)	750,000	57,296	343,555	343,555		*	—
Nite Capital LP (23)	200,000	15,279	91,615	91,615		*	—
Omicron Master Trust (24)	1,000,000	76,394	458,073	458,073		*	—
Portside Growth & Opportunity Fund (25)	1,000,000	76,394	458,073	458,073		*	—
HFTP Investment L.L.C. (26)	4,000,000	305,576	1,832,294	2,290,367	(27)	4.06	—
Gaia Offshore Master Fund, Ltd. (28)	1,000,000	76,394	458,073	2,290,367	(29)	4.06	—
SF Capital Partners Ltd. (30)	5,000,000	381,970	2,290,367	2,290,367		4.06	—
Shea Ventures (31)	1,000,000	76,394	458,073	458,073		*	—
Ken Sheinberg	250,000	19,099	114,518	864,518	(32)	1.59	750,000
TCMP3 Partners (33)	125,000	9,549	57,259	57,259		*	—
Vicis Capital (34)	200,000	15,279	91,615	91,615		*	—
Tang Capital Partners, LP (35)	2,000,000	152,788	916,147	916,147		1.67	—

Totals	$37,675,000	2,878,144	17,257,915	18,171,576		32.47	913,661

*	Less than 1.00%.

1	Includes shares underlying the 5% Notes and shares underlying the Warrants.
2	The corresponding percentages are the quotient of (x) the number of shares beneficially owned and (y) the sum of the 54,073,059 shares of common stock outstanding, the number shares of common stock issuable upon conversion of the 5% Notes and exercise of the Warrants and such holder’s other convertible securities exercisable within 60 days of September 9, 2005.
3	Based on information received by the Company from each known holder of securities, except as disclosed below, no Selling Stockholder is an affiliate of any registered broker-dealer.
4	AG Offshore Convertibles, Ltd is not a registered broker-dealer, but is affiliated with AG BD LLC, an NASD member broker-dealer. AG Offshore Convertibles, Ltd acquired the 5% Notes and Warrants in the ordinary course of business. At the time of purchase of the 5% Notes and Warrants, AG Offshore Convertibles, Ltd had no agreements, plans, or understandings, directly or indirectly, with any person to distribute the 5% Notes and Warrants. Angelo, Gordon & Co., L.P.(“Angelo, Gordon”), an SEC registered investment adviser, conducts the convertible hedging investment program for the funds for which it acts as investment manager through a Cayman Islands corporation—AG Offshore Convertibles Ltd. (the “Master Fund”). Angelo, Gordon retains sole investment discretion with respect to the Master Fund and each shareholder. John M. Angelo and Michael L. Gordon are the principal executive officers of Angelo, Gordon. Each of Angelo, Gordon and Messrs. Angelo and Gordon disclaim beneficial ownership of the shares held by the Master Fund.
5	Aviator Fund Management, LP is the investment manager to Aviator Master Fund, Ltd. and Aviator Overseas Fund II, Ltd. Eric D. Wong, a partner of Aviator Fund Management, LP, has voting or investment control over the securities to be registered.
6	Aviator Fund Management, LP is the investment manager to Aviator Master Fund, Ltd. and Aviator Overseas Fund II, Ltd. Eric D. Wong, a partner of Aviator Fund Management, LP, has voting or investment control over the securities to be registered.
7	Includes 68,711 shares of common stock beneficially owned by Aviator Overseas Fund II, Ltd. Aviator Master Fund, Ltd. may be deemed to share beneficial ownership of the securities beneficially owned by Aviator Overseas Fund II, Ltd. Aviator Master Fund, Ltd. disclaims beneficial ownership of such securities.
8	Includes 389,362 shares of common stock beneficially owned by Aviator Master Fund, Ltd. Aviator Overseas Fund II, Ltd. may be deemed to share beneficial ownership of the securities beneficially owned by Aviator Master Fund, Ltd. Aviator Overseas Fund II, Ltd. disclaims beneficial ownership of such securities.
9	Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC and as such has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities.
10	C.E. Unterberg, Towbin Capital Partners I, LP is not a registered broker-dealer but is affiliated with C.E. Unterberg, Towbin, LLC, a registered broker-dealer. C.E. Unterberg, Towbin Capital Partners I, LP acquired the 5% Notes and Warrants in the ordinary course of business. At the time of purchase of the 5% Notes and Warrants, C.E. Unterberg, Towbin Capital Partners I, LP has no agreements, plans, or understandings, directly or indirectly, with any person to distribute the notes and warrants. Andrew Arno, a managing member of the general partners, has voting or investment control over the securities to be registered.
11	D.E. Shaw Investment Group, LLC and D.E. Shaw Valence Portfolios, LLC are not registered broker-dealers but are affiliated with these (4) registered broker-dealers: D.E. Shaw Investments, L.P., D.E. Shaw Valence, L.L.C., D.E. Shaw Securities, L.L.C., and Market Point Trading, L.L.C. D.E. Shaw Investment Group, LLC and D.E. Shaw Valence Portfolios, LLC acquired the 5% Notes and Warrants in the ordinary course of business. At the time of purchase of the 5% Notes and Warrants, D.E. Shaw Investment Group, LLC and D.E. Shaw Valence Portfolios, LLC have no agreements, plans, or understandings, directly or indirectly, with any person to distribute the notes and warrants. D. E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any shares of Common Stock issuable upon conversion of the 5% Notes owned by this selling shareholder. Julius Gaudio, Eric Wepsic, and Anne Dinning, or their designees exercise voting and investment control over the notes on D. E. Shaw & Co. L.P.’s behalf.
12	Includes 10,600 shares of common stock previously acquired and 2,214,391 shares of common stock beneficially owned by D.E. Shaw Portfolios, LLC.
13

D.E. Shaw Investment Group, LLC and D.E. Shaw Valence Portfolios, LLC are not registered broker-dealers but are affiliated with these (4) registered broker-dealers: D.E. Shaw Investments, L.P., D.E. Shaw

Valence, L.L.C., D.E. Shaw Securities, L.L.C., and Market Point Trading, L.L.C. D.E. Shaw Investment Group, LLC and D.E. Shaw Valence Portfolios, LLC acquired the 5% Notes and Warrants in the ordinary course of business. At the time of purchase of the 5% Notes and Warrants, D.E. Shaw Investment Group, LLC and D.E. Shaw Valence Portfolios, LLC have no agreements, plans, or understandings, directly or indirectly, with any person to distribute the notes and warrants. D. E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any shares of Common Stock issuable upon conversion of the 5% Notes owned by this selling shareholder. Julius Gaudio, Eric Wepsic, and Anne Dinning, or their designees exercise voting and investment control over the notes on D. E. Shaw & Co. L.P.’s behalf.

14	Includes 153,061 shares of common stock previously acquired and 239,637 shares of common stock beneficially owned by D.E. Shaw Investment Group, L.L.C.
15	DRW Securities LLC is a registered broker-dealer. DRW Securities LLC acquired the 5% Notes and Warrants in the ordinary course of business. At the time of purchase of the 5% Notes and Warrants, DRW Securities LLC has no agreements, plans, or understandings, directly or indirectly, with any person to distribute the notes and warrants. Ilan Huberman, a portfolio manager, has voting and investment control over the securities to be registered.
16	Enable Growth Partners, LP is not a registered broker-dealer but is affiliated with Enable Capital, LLC, a registered broker-dealer. Enable Growth Partners, LP acquired the 5% Notes and Warrants in the ordinary course of business and at the time of purchase of the 5% Notes and Warrants, Enable Growth Partners, LP had no agreements, plans, or understandings, directly or indirectly, with any person to distribute the 5% Notes and Warrants. Enable Capital Management, LLC is the investment manager to Enable Growth Partners, LP and Enable Opportunity Partners, LP. Mitch Levine, managing partner of Enable Capital Management, LLC, has voting and investment control over the securities to be registered.
17	Enable Opportunity Partners, LP is not a registered broker-dealer but are affiliated with Enable Capital, LLC, a registered broker-dealer. Enable Opportunity Partners, LP acquired the 5% Notes and Warrants in the ordinary course of business and at the time of purchase of the 5% Notes and Warrants, Enable Opportunity Partners, LP had no agreements, plans, or understandings, directly or indirectly, with any person to distribute the 5% Notes and Warrants. Enable Capital Management, LLC is the investment manager to Enable Growth Partners, LP and Enable Opportunity Partners, LP. Mitch Levine, managing partner of Enable Capital Management, LLC, has voting and investment control over the securities to be registered.
18	Includes 11,452 shares of common stock beneficially owned by Enable Opportunity Partners, LP. Enable Growth Partners, LP may be deemed to share beneficial ownership of the securities beneficially owned by Enable Opportunity Partners, LP. Enable Growth Partners, LP disclaims beneficial ownership of such securities.
19	Includes 125,970 shares of common stock beneficially owned by Enable Growth Partners, L.P. Enable Opportunity Partners, LP may be deemed to share beneficial ownership of the securities beneficially owned by Enable Growth Partners, LP. Enable Opportunity Partners, LP disclaims beneficial ownership of such securities.
20	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HCC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.
21	Josh Silverman, a principal, has voting or investment control over the securities to be registered on behalf of Iroquois Master Fund Ltd.
22	KDC Convertible Arbitrage Fund, LP is not a registered broker-dealer but is affiliated with two registered broker-dealers: KDC Merger Arbitrage Fund, LD and KDC Offshore Merger Arbitrage Fund, CV. KDC Convertible Arbitrage Fund, LP acquired the 5% Notes and Warrants in the ordinary course of business. At the time of purchase of the 5% Notes and Warrants, KDC Convertible Arbitrage Fund, LP has no agreements, plans, or understandings, directly or indirectly, with any person to distribute the notes and warrants. George A. Kellner, a managing member of the general partners, has voting or investment control over the securities to be registered.
23	Keith Goodman, a managing member of the general partners, has voting or investment control over the securities to be registered on behalf of Nite Capital, LP.
24

Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a

Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of September 9, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

25	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
26	Promethean Asset Management, LLC, a New York limited liability company (“Promethean”), serves as investment manager to HFTP Investment L.L.C. (“HFTP”) and Gaia Offshore Master Fund, Ltd (“Gaia”) and may be deemed to share beneficial ownership of the securities beneficially owned by HFTP and Gaia as a result of Promethean’s power to vote and dispose of securities in each of HFTP and Gaia. The ownership information for each of these two selling shareholders does not include the ownership information for the others except under the column entitled “Total Number Shares Owned”. Promethean disclaims beneficial ownership of the securities beneficially owned by HFTP and Gaia, and each of HFTP and Gaia disclaims beneficial ownership of the securities beneficially owned by the others. James F. O’Brian, Jr. indirectly controls Promethean. Mr. O’Brien disclaims beneficial ownership of the securities beneficially owned by Promethean, HFTP and Gaia.
27	Includes 458,073 shares of common stock beneficially owned by Gaia Offshore Master Fund, Ltd. Promethean Asset Management, LLC, serves as investment manager of HFTP Investment L.L.C and Gaia Offshore Master Fund, Ltd. HFTP Investment L.L.C may be deemed to share beneficial ownership of the securities beneficially owned by Gaia Offshore Master Fund, Ltd. HFTP Investment L.L.C. disclaims beneficial ownership of such securities.
28	Promethean Asset Management, LLC, a New York limited liability company (“Promethean”), serves as investment manager to HFTP Investment L.L.C. (“HFTP”) and Gaia Offshore Master Fund, Ltd (“Gaia”) and may be deemed to share beneficial ownership of the securities beneficially owned by HFTP and Gaia as a result of Promethean’s power to vote and dispose of securities in each of HFTP and Gaia. The ownership information for each of these two selling shareholders does not include the ownership information for the others except under the column entitled “Total Number Shares Owned”. Promethean disclaims beneficial ownership of the securities beneficially owned by HFTP and Gaia, and each of HFTP and Gaia disclaims beneficial ownership of the securities beneficially owned by the others. James F. O’Brian, Jr. indirectly controls Promethean. Mr. O’Brien disclaims beneficial ownership of the securities beneficially owned by Promethean, HFTP and Gaia.
29

Includes 1,832,294 shares of common stock beneficially owned by HFTP Investment L.L.C. Promethean Asset Management, LLC, serves as investment manager of HFTP Investment L.L.C and Gaia Offshore Master Fund, Ltd. Gaia Offshore Master Fund, Ltd. may be deemed to share beneficial ownership of the securities beneficially owned by HFTP Investment L.L.C. and Gaia Offshore Master Fund, Ltd. disclaims beneficial ownership of such securities.
30	SF Capital Partners Ltd. received, in exchange for cancellation of $10 million of principal amount of our 3.25% Convertible Senior Notes due 2006, $5 million of principal amount of our 5% Notes and approximately $5.09 million in cash which included accrued but unpaid interest through the date of cancellation. SF Capital Partners Ltd is not a registered broker-dealer and but is affiliated with Reliant Trading and Shepherd Trading Ltd, both are registered broker-dealers. SF Capital Partners Ltd acquired the 5% Notes and Warrants in the ordinary course of business. At the time of purchase of the 5% Notes and Warrants, SF Capital Partners Ltd had no agreements, plans, or understandings, directly or indirectly, with any person to distribute the notes and warrants. Michael A. Roth and Brian J. Stark have voting and investment control over the securities to be registered owned by SF Capital Partners Ltd.
31	Edmund Shea, a principal, has voting or investment control over the securities to be registered on behalf of Shea Ventures.
32	Includes 750,000 shares of common stock previously acquired by the investor.
33	Steven Slawson, a principal, has voting or investment control over the securities to be registered on behalf of TCMP3.
34	Shad Stastney, a managing member of the general partners, has voting or investment control over the securities to be registered on behalf of Vicis Capital.
35	Kevin Tang, a managing member of the general partners, has voting or investment control over the securities to be registered on behalf of Tang Capital.

Information concerning the Selling Securities Holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price of the 5% Notes and exercise price of the Warrants is subject to decrease in the event of dilution protection and therefore the number of shares of common stock issuable upon conversion of the 5% Notes and exercise of the Warrants may increase.

PLAN OF DISTRIBUTION

The Selling Securities Holders and their successors, including their transferees, pledgees or donees or their successors, may sell the Securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securities Holder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the 5% Notes or our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

In connection with the sale of the Securities, the Selling Securities Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. The Selling Securities Holders may also sell the Securities short and deliver these securities to close out its short positions, or loan or pledge the Securities to broker-dealers that in turn may sell these securities.

The aggregate proceeds to each Selling Securities Holder from the sale of the Securities offered by it will be the purchase price of the Securities sold, less discounts and commissions, if any. Each Selling Securities Holder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of the Securities to be made directly or through agents. We will not receive any of the proceeds from the sales of Securities by any Selling Securities Holder.

Our common stock is quoted on the Nasdaq National Market System (“NASDAQ NMS”) under the symbol “IMMU”. The 5% Notes and Warrants are new securities and there is currently no established market for either. We cannot assure holders that any active or liquidated market will develop for either the 5% Notes or Warrants.

In order to comply with the securities laws of some states, the Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Each Selling Securities Holder and any underwriters, broker-dealers or agents that participate in the sale of the Securities may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Securities may be underwriting discounts and commissions under the Securities Act. A Selling Securities Holder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Each Selling Securities Holder has acknowledged, and any subsequent Selling Securities Holder will acknowledge, that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

The Selling Securities Holders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act. In addition, Selling Securities Holders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such Selling Securities Holder (i) did not acquire the Securities in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the Securities. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and such Selling Securities Holders may be subject to certain additional regulations and statutory liabilities under the Securities Act and Exchange Act. To our knowledge and based upon information we received from the Selling Securities Holders, (i) each Selling Securities Holder that is a registered broker-dealer or affiliated with a registered broker-dealer acquired the Securities in the ordinary course of business, (ii) such Selling Securities Holder did not have any agreement or understanding, directly or indirectly, with any person to distribute the Securities, and (iii) no such Selling Securities Holder received any securities as underwriting compensation. We are also not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities.

In addition, any Securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus.

To the extent required, the specific Securities to be sold, the name of each Selling Securities Holder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this prospectus is a part.

We entered into the Registration Rights Agreement for the benefit of holders of the 5% Notes and Warrants to register their Securities under applicable federal and state securities laws under specific circumstances and at specific times. The Registration Rights Agreement provides for cross-indemnification of each of the Selling Securities Holders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Securities, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by Selling Securities Holders incident to the offering and sale of the Securities. We estimate that our total expenses of the offering of the Securities will be approximately $106,000.

SUMMARY DESCRIPTION OF THE SECURITIES

For purposes of this section of the prospectus, “Immunomedics”, “we”, “our” and “us” each refers only to Immunomedics, Inc. and not to any existing or future subsidiary. The following descriptions are only a summary of the material provisions of the referenced documents. We urge you to read these documents in their entirety because they, and not this description, define the rights set forth therein.

DESCRIPTION OF THE NOTES

The 5% Notes were issued under an Indenture among us as “Issuer”, Law Debenture Trust Company of New York (“Law Debenture”) as “Trustee” and JPMorgan Chase Bank, N.A. (“JPMorgan”) as “Registrar”, “Paying Agent” and “Conversion Agent”, dated as of April 29, 2005, as the same may from time-to-time be amended (the “Indenture”). Copies of the Indenture, the 5% Note, the Registration Rights Agreement and form of purchase agreement, in each case as amended, if applicable are filed with the SEC as exhibits to the Registration Statement of which this prospectus forms a part.

General

The 5% Notes are obligations of Immunomedics and are convertible into common stock as described under the caption “Conversion Rights” below. The 5% Notes were issued in an aggregate principal amount of $37,675,000 and will mature on May 1, 2008.

Payment at Maturity

Each holder of 5% Notes shall be entitled to principal and any accrued and unpaid interest and additional interest to and including the maturity date. The 5% Notes will be payable at the office of the Indenture Trustee, Law Debenture, which initially will be the principal corporate trust office of the trustee currently located at 767 3rd Ave, 31st Fl., New York, New York 10017.

Interest

The 5% Notes will bear interest at an annual rate of 5% per annum to be paid semiannually in arrears in cash, or, at our election, in shares of common stock, every May 1 and November 1 of each year, beginning on November 1, 2005 to holders of record at the close of business on the preceding April 15 and October 15, respectively. Interest is computed semi-annually on the basis of a 360-day year comprised of twelve 30-day months. After any 5% Notes are converted, interest will cease to accrue on the 5% Notes converted. Interest on the 5% Notes will accrue from April 28, 2005.

In the event that we elect to make interest payments in shares of our common stock, the stock will be valued at 95% of the daily volume weighted average price of the common stock for the three trading day period ending on the trading day prior to the interest payment date.

Conversion Rights

Holders may convert 5% Notes at any time prior to maturity, subject to (1) the Share Increase described in the section entitled “Share Increase” below and (2) the blocker provision described in the paragraph below. We received on August 19, 2005, the approval of our stockholders to effect the Share Increase and on August 25, 2005, we amended our charter to do so. Prior to the Share Increase holders were able to convert the 5% Notes on a first-come, first-served basis up to a maximum of 7.3 million shares on the terms specified in the Indenture.

We shall not effect any conversion of a Note held by a holder, and no Holder shall have the right to convert any portion of any such Note, to the extent that after giving effect to such conversion, such holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock of the company outstanding immediately after giving effect to such conversion. By written notice to the company in accordance with the Indenture, any holder may increase or decrease the Conversion Limitation applicable to such holder to any percentage specified in such notice; provided, that any increase will not be effective until the 61st day after such notice is delivered to the company.

The 5% Notes will have an initial conversion rate of approximately 381.68 shares of common stock per $1,000 principal amount of 5% Notes converted, which represents an initial conversion price of $2.62 per share. The initial conversion price, and thus the initial conversion rate, will be reduced to reflect dilutive events specified in the Indenture, including, but not limited to, dividends, stock splits, the issuance of rights to purchase equity securities and spin-offs and other events.

The holder of any unconverted 5% Notes will be entitled to receive on the date of conversion of such 5% Notes, a payment equal to the amount of accrued and unpaid interest (based on the initial interest rate borne by the 5% Notes), less interest actually paid or provided for, up to and including such date of conversion, on such converted 5% Notes measured from the closing date to and including the maturity date of the 5% Notes, also know as the “interest make-whole premium”. At our election, interest, including the interest make-whole premium, may be paid in (1) cash, (2) shares of our common stock or (3) a combination thereof; provided that, if any portion of such payment is made in common stock, it shall be made according to the following method.

If the conversion is at the company’s election, and the company chooses to pay such interest in shares of common stock, the stock shall be valued at the greater of:

•	150% of the conversion price; and

•	95% of the daily volume weighted average price of our common stock for the three trading day period beginning on and including the trading day prior to the conversion date, to and including the trading day following the conversion date.

If the conversion is at the holder’s election, and the company chooses to pay such interest in shares of common stock, the stock shall be valued at the greater of:

•	the current stock price at the closing date; and

•	95% of the daily volume weighted average price of our common stock for the three trading day period beginning on and including the trading day prior to the conversion date, to and including the trading day following the conversion date.

Conversion Rate Adjustments

We will adjust the conversion rate, as set forth in the Indenture, if any of the following events occur while the Securities are outstanding:

(1) we issue to all holders of our common stock shares of our common stock as a dividend or distribution on our common stock;

(2) we subdivide or combine our outstanding shares of common stock;

(3) we issue to all or substantially all holders of our common stock certain rights or warrants entitling them for a period of 60 calendar days or less to subscribe for or purchase our common stock, or securities convertible into or exchangeable or exercisable for our common stock, at a price per share, or a conversion, exchange or exercise price per share, less than the closing sale price of our common stock on the business day immediately preceding the announcement of such issuance, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

(4) we distribute to all or substantially all holders of our common stock shares of our capital stock, evidences of our indebtedness or other non-cash assets or rights or warrants, but excluding: (a) dividends or distributions listed in clause (1) above; (b) rights or warrants listed in clause (3) above; (c) dividends and distributions in connection with a reclassification, consolidation, merger, binding share exchange, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph and (d) dividends or distributions paid exclusively in cash as referred to in clause (5) below;

(5) we make any cash distribution to all or substantially all holders of our common stock, including any quarterly cash dividends; and

(6) we issue or sell any shares of common stock, or securities convertible into common stock, at a price below the conversion rate in effect on the date of such sale.

In the event of: (a) any reclassification of our common stock, (b) a consolidation, merger or binding share exchange involving us or (c) a sale or conveyance to another person of all or substantially all of the properties and assets of Immunomedics, in which holders of our outstanding common stock would be entitled to receive capital stock, other securities, other property, assets or cash for their common stock, upon conversion of a holder’s 5% Notes, such holder will generally be entitled to receive the same types (and in the same proportions) of consideration which such holder would have been entitled to receive if such holder had converted the 5% Notes into our common stock immediately prior to any of these events.

Share Increase

On April 29, 2005, date closing date of the private placement of the 5% Notes and Warrants, we had under our certificate of incorporation approximately 7.3 million shares of authorized and unissued common stock available for conversion and exercise into common stock, respectively, of the 5% Notes and Warrants, which amount was insufficient to allow conversion and exercise of all of the 5% Notes and Warrants, including the Option 5% Notes and Warrants. We had agreed with the holders of the 5% Notes to obtain by not later than August 29, 2005, the approval of our stockholders to increase our authorized and unissued shares of common stock by not less than 5.5 million shares (the “Share Increase”) or be subject to the interest rate increases and put rights described below. We also sought approval from our stockholders, at the same meeting under a separate vote in connection with our efforts to keep our common stock listed on the NASDAQ NMS, to allow conversion of the 5% Notes and exercise of the Warrants, including the Option 5% Notes and Warrants, into common stock. Until the approval and effectiveness of the Share Increase, the holders of Notes were restricted to conversion their 5% Notes on a first-come, first-served basis up to a maximum of 7.3 million shares.

We called a special meeting of our stockholders on August 19, 2005, to approve a 40 million share increase in the amount of shares we may issue under our charter (1) to permit the conversion and exercise of all Securities (including Securities which may be issued pursuant to the purchasers’ Options to purchase additional Securities) and any interest payments we may make on the 5% Notes in shares of our common stock and (2) for general corporate and other purposes. Both proposals were approved at the meeting.

If we had not effected the Share Increase by August 29, 2005, additional interest on the 5% Notes would have accrued at an annual rate of 1.0%, increasing by a further 100 basis points per annum on each monthly anniversary of August 29, 2005, up to a maximum aggregate interest rate of 15% per annum; provided that once the Share Increase was effected, the additional interest will cease to accrue. If we had not effected the Share Increase by January 15, 2007, then the holders would have had the right to put their 5% Notes to us, at any time thereafter, in whole or in part, at a price equal to 100% of the principal amount of the 5% Notes being repurchased, plus accrued and unpaid interest and additional interest, if any, to, but not including, the repurchase date.

Subordination

The 5% Notes are our senior unsecured general obligations. The 5% Notes rank equally with any other existing and future senior unsecured indebtedness and will be senior in right of payment to any future indebtedness that we expressly make by the terms of such indebtedness subordinate to the 5% Notes. The 5% Notes are not guaranteed by any of our subsidiaries and are effectively junior to all of our subsidiaries’ current and future indebtedness and preferred stock.

Registration Rights

Material terms of the rights provided for the benefit of the holders of the Securities in the Registration Rights Agreement are summarized below. We have agreed, at our expense, to:

•	file a shelf registration statement with respect to the resale of the 5% Notes Warrants and the common stock issuable upon conversion of the 5% Notes and exercise of the Warrants (including any 5% Notes, Warrants and common stock issuable upon conversion of the 5% Notes and the exercise of the Warrants, that may be issued pursuant to the purchasers’ options to purchase additional Securities) with the SEC by August 29, 2005. Pursuant to the terms of the registration rights agreement, we are subject to additional interest at a rate of 0.5% on the principal amount of the 5% Notes for the period beginning August 29, 2005 and ending on the date of filing the shelf registration statement;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective by October 26, 2005; and

•	use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

•	the date when all of the Registrable Securities (defined in the Registration Rights Agreement) of those holders that complete and deliver a selling securities holder election and questionnaire have been registered under the shelf registration statement and sold in accordance with it;

•	the date when all of the Registrable Securities have been sold pursuant to Rule 144 under the Securities Act of 1933;

•	the date on which the holders of Registrable Securities are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act of 1933; and

•	the date when all of the Registrable Securities cease to be outstanding.

If we fail in any of the respects, we will be required to pay additional interest, above the then applicable interest rate on the 5% Notes, beginning at a rate of 0.5% per annum and increasing by a further 50 basis points every 90 days, to a maximum rate of 2.0% per annum above the applicable interest rate.

Governing Law

The Indenture, the 5% Notes and the Registration Rights Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York.

Lock-Up Agreements

We and our executive officers and directors who own 5% or more of our outstanding common stock agreed not to offer or sell directly or indirectly any shares of common stock or debt securities until the later of (i) the date 120 days from the initial closing date and (ii) the date on which the registration statement described below under “Registration Rights” has been declared effective, without the prior written consent of the holders of the 5% Notes, subject to certain exceptions including strategic licensing transactions.

Escrow

On the initial closing date we deposited into escrow approximately $14.3 million of the net proceeds of the private placement pending the approval and effectiveness of the abovementioned Share Increase. On August 25, 2005, based on the authority granted to us by our stockholders at the August 19, 2005 special meeting, we filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect the Share Increase. We notified the escrow agent of the Share Increase. The escrowed funds were disbursed to us shortly thereafter.

DESCRIPTION OF WARRANTS

The Warrants were issued under a common stock purchase warrant agreement between us and JPMorgan Chase Bank, N.A. (“JPMorgan”) as “Warrant Agent”, dated as of April 29, 2005 (the “Warrant Agreement”). Copies of the Warrant Agreement and warrant certificate are filed with the SEC as exhibits to the Registration Statement of which this prospectus forms a part.

Warrants to purchase approximately 76.394 shares of common stock for each $1,000 principal amount of 5% Notes purchased were issued to holders of 5% Notes. The Warrants are exercisable (i) at $2.98 per share of common stock (subject to dilution protection similar to that of the 5% Notes) and (ii) commencing on the effective date of the Share Increase, August 29, 2005, described above until April 29, 2008.

Before exercising their Warrants, holders of Warrants do not have any of the rights of holders of the securities purchasable upon such exercise, including, any right to receive dividends or payments upon our liquidation, dissolution or winding up or to exercise voting rights.

DESCRIPTION OF COMMON STOCK

Under our certificate of incorporation, as amended to date, we are authorized to issue up to 110,000,000 shares of common stock, $0.01 par value per share. As of August 29, 2005, approximately 54,073,059 shares of common stock were issued and outstanding. The following description of our common stock, stockholder rights plan, certificate of incorporation and bylaws are only summaries, and we encourage you to review complete copies of these documents, which are exhibits to the Registration Statement of which this prospectus is a part.

Dividends, Voting Rights and Liquidation

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Stockholder Rights Plan

In February of 2002, we redeemed all outstanding stockholder rights under our 1998 Stockholder Rights Plan and declare a dividend of one new right per outstanding share pursuant to our 2002 Stockholder Rights Plan. Our 2002 Stockholder Rights Plan is designed to protect the company and its stockholders against unfair or coercive takeover tactics. It accomplishes this goal by making it more costly, and thus more difficult, to gain control of us without the consent of our board of directors.

The 2002 Stockholder Rights Plan authorized the distribution of one “right” as a dividend on each outstanding share of our common stock to each holder of record on March 15, 2002. Each right entitles the registered holder to purchase from us one one-thousandth (1/1,000) of a share of our Series G Junior Participating Preferred Stock, par value $0.01 per share, at a price of $150.00 per one one-thousandth of a Preferred Share, subject to adjustment. The 2002 Stockholder Rights Plan provides that if a third party acquires more than 15% of our common stock without the prior approval of our board of directors, all of our stockholders (other than the acquiring party) will be entitled to buy either shares of a special series of our preferred shares, or shares of our common stock with a market value equal to double the exercise price for each right they hold. Under these circumstances, the board of directors may instead allow each such right (other than those held by the acquiring party) to be exchanged for one share of our common stock. The exercise or exchange of these rights would have a substantial dilutive effect on the holdings of the acquiring party. Our board of directors retains the right at all times to discontinue the 2002 Stockholder Rights Plan through redemption of all rights, or amend the 2002 Stockholder Rights Plan in any other respect. The rights will expire on March 1, 2012, unless such date is extended or unless we earlier redeem the rights, in each case as described in the 2002 Stockholder Rights Plan.

Delaware Law and Certain Certificate of Incorporation and By-Law Provisions

The provisions of Delaware law and of our certificate of incorporation and by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Immunomedics.

•	Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

•	Limitation of Liability; Indemnification. Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate, to the extent legally permissible, a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any shareholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors.

•	Stockholders Rights Plan. We have adopted the 2002 Stockholder Rights Plan discussed above under the caption “Stockholder Rights Plan”.

LEGAL MATTERS

Legal matters with respect to the securities offered hereby are being passed upon for the Company by Morgan, Lewis and Bockius, LLP, Princeton, New Jersey.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended June 30, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of June 30, 2005 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

IMMUNOMEDICS, INC.

$37,675,000 PRINCIPAL AMOUNT of 5% SENIOR CONVERTIBLE NOTES DUE MAY 1, 2008

WARRANTS TO PURCHASE 2,878,144 SHARES OF COMMON STOCK

AND

20,198,545 SHARES OF COMMON STOCK ISSUABLE UPON INTEREST PAYMENTS AND CONVERSION OF THE NOTES AND EXERCISE OF THE WARRANTS

PROSPECTUS

OCTOBER     , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$6,096
Printing and Engraving Fees	10,000
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	10,000
Transfer Agent and Registrar Fees	1,000
Trustee’s Fees and Expenses	1,000
Miscellaneous	2,892

Total	$105,988

Item 15.	Indemnification of Directors and Officers

Our certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Immunomedics, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, the certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article X of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Any underwriting agreements that we may enter into will likely provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.	Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is hereby incorporated by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Morris Plains, New Jersey on October 12, 2005.

IMMUNOMEDICS, INC.

By:	/s/ CYNTHIA L. SULLIVAN
Cynthia L. Sullivan
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* David M. Goldenberg, Sc.D., M.D.	Chairman of the Board	October 12, 2005

/s/ CYNTHIA L. SULLIVAN Cynthia L. Sullivan	President, Chief Executive Officer and Director (Principal Executive Officer)	October 12, 2005

/s/ GERARD G. GORMAN Gerard G. Gorman	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 12, 2005

* Morton Coleman, M.D.	Director	October 12, 2005

* Marvin E. Jaffe, M.D.	Director	October 12, 2005

* Mary E. Paetzold	Director	October 12, 2005

* Richard R. Pivirotto	Director	October 12, 2005

* Brian A. Markison	Director	October 12, 2005

* Don C. Stark	Director	October 12, 2005

By:	/s/ CYNTHIA L. SULLIVAN Cynthia L. Sullivan (Attorney-in-fact)	October 12, 2005

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS

3.1(a)	Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on July 6, 1982.(c)

3.1(b)	Certificate of Amendment of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on April 4, 1983.(c)

3.1(c)	Certificate of Amendment of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on December 14, 1984.(c)

3.1(d)	Certificate of Amendment of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on March 19, 1986.(c)

3.1(e)	Certificate of Amendment of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on November 17, 1986.(c)

3.1(f)	Certificate of Amendment of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on November 21, 1990.(d)

3.1(g)	Certificate of Amendment of the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on November 12, 1992.(g)

3.1(h)	Certification of Amendment of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on November 7, 1996.(j)

3.1(i)	Amended and Restated Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of Immunomedics, Inc.(m)

3.1(j)	Certificate of Designation of Series G Junior Participating Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware on March 15, 2002.(t)

3.1(k)	Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on August 25, 2005.(y)

3.2	Amended and Restated By-Laws of the Company.(t)

4.1	Reference is hereby made to Exhibits 3.1(a) through 3.2 above.

4.2	Specimen Certificate for Common Stock.(t)

4.3	Rights Agreement, dated as of March 4, 2002, between the Company and American Stock Transfer and Trust Company, as rights agent, and form of Rights Certificate.(r)

4.4	Warrant For the Purchase of Shares of Common Stock of the Company, dated as of May 23, 2002.(s)

4.5	Form of Registration Rights Agreement, dated April 29, 2005, between Immunomedics, Inc. and several purchasers.(x)

4.6	Form of Warrant Agreement, dated April 29, 2005, between Immunomedics, Inc. and JPMorgan Chase Bank, N.A. as Warrant Agent.(x)

4.7	Form of Warrant Certificate (included in Exhibit 4.6 above).

4.8	Form of Indenture, dated April 29, 2005, by and among Immunomedics, Inc., Law Debenture Trust Company of New York as Trustee, and JPMorgan Chase Bank, N.A. as Registrar, Paying Agent and Conversion Agent.(x)

4.9	Form of 5% Senior Convertible Note due May 1, 2008 (included in Exhibit 4.8 above).

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS

5.1*	Opinion of Morgan, Lewis & Bockius, LLP.

10.1	Immunomedics, Inc. 1992 Stock Option Plan.(j)

10.2	Immunomedics, Inc. 2002 Stock Option Plan, as amended.(t)

10.3	Executive Supplemental Benefits Agreement with David M. Goldenberg, dated as of July 18, 1986.(b)

10.4	Amended and Restated Employment Agreement, dated November 1, 1993, between the Company and Dr. David M. Goldenberg.(h)

10.5	Amendment No. 2 to the Amended and Restated Employment Agreement, dated as of July 1, 2001 between the Company and Dr. David M. Goldenberg.(q)

10.6	David M. Goldenberg Severance Agreement, dated as of June 18, 2002, between David M. Goldenberg and the Company.(t)

10.7	Employment Agreement, dated March 10, 2001, between the Company and Cynthia L. Sullivan.(p)

10.8	Exclusive License Agreement with David M. Goldenberg, dated as of July 14, 1982.(a)

10.9	Amended and Restated License Agreement among the Company, CMMI and David M. Goldenberg, dated December 11, 1990.(e)

10.10	Amendment, dated March 11, 1995, to the Amended and Restated License Agreement among the Company, CMMI, and David M. Goldenberg, dated December 11, 1990.(i)

10.11	License Agreement, dated as of January 21, 1997, between the Company and Center for Molecular Medicine and Immunology, Inc.(k)

10.12	License Agreement, dated March 5, 1999, by and between the Company and IBC Pharmaceuticals.(n)

10.13	Development and License Agreement, dated December 17, 2001, between the Company and Amgen, Inc. (Confidentiality treatment has been granted for certain portions of the Agreement).(o)

10.14	Agreement among the Company, David M. Goldenberg and the Center for Molecular Medicine and Immunology, Inc., dated May, 1983.(a)

10.15	Lease Agreement with Baker Properties Limited Partnership, dated January 16, 1992.(f)

10.16	Distribution and Product Services Agreement, dated as of May 15, 1998, between the Company and Integrated Commercialization Solutions, Inc. (Confidentiality treatment has been granted for certain portions of the Agreement).(l)

10.17	Contract for Services dated effective as of January 1, 2002 between the Company and Logosys Logistik GmbH.(q)

10.18	Contribution and Assignment Agreement, dated as of June 30, 2002, between IBC Pharmaceuticals, LLC and IBC Pharmaceuticals, Inc.(t)

10.19	Bond Financing Agreement, dated May 27, 2003, between the New Jersey Economic Development Authority, the Company as Borrower, Fleet National Bank as Agent and as Purchaser.(v)

10.20	Placement Agency Agreement, dated July 28, 2004, by and between the Company and RBC Capital Markets Corporation.(w)

10.21	Form of Purchase Agreement dated April 29, 2005 between Immunomedics, Inc. and several purchasers.(x)

12.1**	Statement of Computation of Ratios of Earnings to Fixed Charges.

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS

23.1*	Consent of Ernst & Young LLP, Independent Auditors.

23.2*	Consent of Morgan, Lewis & Bockius, LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney (included on signature page to this Registration Statement).

25.1**	Form T-1 Statement of Eligibility of Law Debenture Trust Company of New York, as trustee, for 5% Senior Convertible Notes due May 1, 2008.

(a)	Incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-1 effective October 6, 1983 (Commission File No. 2-84940).
(b)	Incorporated by reference from the Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1986.
(c)	Incorporated by reference from the Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1990.
(d)	Incorporated by reference from the Exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1990.
(e)	Incorporated by reference from the Exhibits to the Company Registration Statement on Form S-2 effective July 24, 1991 (Commission File No. 33-41053).
(f)	Incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-2 effective January 30, 1992 (Commission File No. 33-44750).
(g)	Incorporated by reference from the Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1993.
(h)	Incorporated by reference from the Exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993.
(i)	Incorporated by reference from the Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1995.
(j)	Incorporated by reference from the Exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996.
(k)	Incorporated by reference from the Exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996.
(l)	Incorporated by reference from the Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1998.
(m)	Incorporated by reference from the Exhibits to the Company’s Current Report on Form 8-K, dated December 15, 1998.
(n)	Incorporated by reference from the Exhibits to the Company’s Current Report on Form 8-K, dated March 23, 1999.
(o)	Incorporated by reference from the Exhibits to the Company’s Quarterly Report on Form 10-Q (as amended) for the fiscal quarter ended March 31, 2001.
(p)	Incorporated by reference from the Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001.
(q)	Incorporated by reference from the Exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001.
(r)	Incorporated by reference from the Exhibits to the Company’s Current Report on Form 8-K, dated March 8, 2002.
(s)	Incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-3, as filed with the Commission on June 12, 2002.
(t)	Incorporated by reference from the Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002.
(u)	Incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-3, as filed with the Commission on April 23, 2004.

(v)	Incorporated by reference from the Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.
(w)	Incorporated by reference from the Exhibits to the Company’s Current Report on Form 8-K, dated August 2, 2004.
(x)	Incorporated by reference from the Exhibits to the Company’s Current Report on Form 8-K, dated May 2, 2005.
(y)	Incorporated by reference from the Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.
*	Filed herewith.
**	Previously Filed.

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